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                                                                   EXHIBIT 10.4


APPLE COMPUTER, INC.

APPLE EDUCATION SERVICE & SUPPORT PROVIDER AGREEMENT

This Apple Education Service & Support Provider Agreement is made between Apple Computer, Inc., a California corporation with its principal place of business located at 1 Infinite Loop, Cupertino, California 95014 "Apple," and Dataflex Corporation, a (corporation) (partnership) (sole proprietorship) organized under the laws of NJ with its principal place of business located at 2145 Calvmet St., Clearwater, FL 34625, "Provider."

DEFINITIONS

As used in this Agreement, the following terms and conditions have the meaning specified below:

A. "Apple Authorized Service Provider Agreement" or "AASP Agreement" the Apple Authorized Service Provider Agreement between Apple and Provider and any documents incorporated therein by reference.

B. "Apple Certified Server Engineer(s)". Provider's employee(s), agent(s), and/or subcontractor(s) who have successfully completed the Apple Certified Server Engineer Certification Tests, as they are modified from time to time, and who are successfully maintained in other Apple requirements.

C. "Apple Certified Server Engineer Certification Tests" - tests administered by Apple or Apple's designee, that are designed to determine the skills necessary to perform the Authorized Services. These tests may be computer-based, written, oral, hands-on, or any combination thereof.

D. "Apple Education Service & Support Program Manual" - the then-current so titled document, made available to Provider in written or electronic format, which describes Apple's policies and procedures for providing Authorized Services on Apple Product(s) for K-12 Institutional Customers.

E. "Apple Education Service & Support Provider Agreement" or AESSP Agreement" - this Apple Education Service & Support Provider Agreement and any documents incorporated herein by reference.

F. "Apple Product(s)" and/or "Product(s)" - hardware, software, support, and training products, including terms manufactured distributed, or licensed ("sold") exclusively by Apple and items manufactured or distributed by others, that may be sold by Apple to K-12 Institutional Customer(s).

G. "Apple Service Programs Manual" - the then-current so titled document, made available to Apple Authorized Service Providers in written or electronic format, which describes Apple's policies and procedures for providing service and support for Apple Product(s).

H. "Authorized Customer(s)" - the Kindergarten through Twelfth Grade ("K-12") institutional customers specifically assigned to Provider by Apple for Setup and/or Upgrade only.

I. "Authorized Services" - the specific services described in this Agreement and the Apple Education Service & Support Program Manual.

J. "Central Processing Unit" or "CPU" that logic board assembly consisting of random access memory, microprocessor, read only memory with support for displays and peripheral input-output devices including keyboard, mice, and disk drives.

K. "K-12 Institutional Customers" - All public and private nonprofit K-12 educational institutions.

L. "Personal Digital Assistant," or "PDA" - the hand held or other portable computing devices which capture data through pen, voice, keyboard, touch or similar input and which consist of random access memory, microprocessor, read only memory, built in display, and built in wireless or wired communication capability.

M. "Server" - the system assembly consisting of logic board assembly consisting of logic board assembly, random access memory, microprocessor, and read only memory, with support for displays, connection devices, software and peripheral input-output devices including keyboard, mice, disk drives, back-up, and compact disk; and with the capability to store and serve resources on a Local Area Network or Wide Area Network, or to act as a Service in a Client environment.

N. "Setup" or "Setup Service" - those services which are described in the Apple Education Service & Support Program Manual.

O. "Upgrade" or "Upgrade Service" - those services which are described in the Apple Education Service & Support Program Manual.

1.     APPOINTMENT

A. Provider elects to perform service as an Apple Education Service & Support Provider ("AESSP"). On the basis of Provider's representations that it has the capabilities to perform the applicable services required, Apple hereby appoints Provider as an AESSP. Such nonexclusive appointment authorizes Provider to perform Setup, Upgrade and/or other services of Apple Products as described in the Apple Education Service & Support Program Manual, when requested by Apple for Authorized Customers as a limited agent of Apple, and to perform all other services on Apple Product(s) authorized by Apple under this AGreement as an independent contractor. Apple will determine, in its sole discretion, whether such services shall be performed by Provider as a limited agent of Apple or as an independent contractor; however Apple will give Provider ninety (90) days prior notice of any change in this designation. Provider accepts such appointment and, in consideration therefore, represents that it will meet the specific service requirements as set forth in this AESSP Agreement, and the Apple Education Service & Support Program Manual.

B. When providing services authorized under this Agreement other than those services described in the preceding paragraph, Provider is an independent contractor, has no power or authority to bind Apple and is contracting for certain services. Nothing in this AESSP Agreement shall be construed as creating any relationship such as employer-employee, principal-agent or Franchisor-Franchisee.

C. The appointment is based upon the existing ownership of Provider and is, therefore, personal in nature. Consequently, Provider may not assign or transfer any or all of its rights or obligations under this AESSP Agreement without express written approval from Apple, and any change in ownership shall be grounds for immediate termination of such appointment.

2.     SCOPE OF AUTHORIZATION

A. After all applicable certifications and approvals are obtained. Provider is authorized to provide:

(1) setup and/or Upgrade or Apple Products for Authorized Customer(s) as requested by Apple and as a limited agent of Apple. For Setup and/or Upgrade only, Authorized Customers will be assigned to Provider by name and/or territory. Provider understands and agrees that during the course of this Agreement, changes may be needed by Apple in the assignment of Authorized Customer(s). Apple reserves the right to





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discontinue of modify Provider's assignment of any or all of the assigned
Authorized Customer(s) at any time, with or without cause, upon written notice to Provider; and

(2) services related to Setup (including but not limited to trash removal, facilities, preparation for Setup, and new user orientation) if requested by Apple, technical problem resolution, and network services for Apple Product(s) only, for K-12 Institutional Customers. All services performed by Provider pursuant to this paragraph will be as an independent contractor.

B. Subject to the limitations of Section 6 below, Provider is authorized to use Apple's name and trade designations, in connection with the services authorized under this Agreement.

C. Apple reserves the right to change any or all of these terms and conditions and to modify or discontinue the AESSP Program, without obligation to Provider.

3. PROVIDER'S OBLIGATIONS

A. Provider shall at all times maintain its status as an Apple Authorized Service Provider Plus, or maintain similar status under an appropriate agreement with Apple, as deemed appropriate by Apple, in its sole discretion.

B. When providing Setup, Provider will use only persons who have been trained to perform Setup as described in the Apple Education Service & Support Program Manual. When requested by Apple, Provider will perform Setup for Authorized Customers in accordance with the Apple Education Service & Support Program Manual. If Authorized Customer requests additional services related to Setup (including but not limited to trash removal, facilities preparation for Setup, or new user orientation), Provider may provide these additional services as an independent contractor.

C. When providing Upgrade Service, Provider will use only technicians who are qualified to perform service under the terms of Provider's Apple Authorized Service Provider Agreement. Provider will provide Upgrade Service as described in the Apple Education Service & Support Program Manual and the Apple Service Programs Manual.

D. Provider shall participate in Apple's Support Professional Program and shall escalate technical problems, as appropriate, in accordance with the Support Professional problem escalation process, as it is modified from time to time.

E. When performing Authorized Services, Provider will at all times utilize employees, contractors, and/or agents who meet the minimum requirements described in the Apple Education Services & Support Program Manual.

F. Provider will actively promote Authorized Services to K-12 Institutional Customers as part of the Apple Education Authorized Service & Support Program. Provider may provide services that are not authorized under this Agreement, but Provider may not market, sell, or otherwise imply that those other services are part of the Apple Education Authorized Service & Support Program. If other services are discussed with, or quoted to, a K-12 Institutional Customer, Provider will state that those other services are not authorized under the Apple Education Service & Support Program. If other services are described on the Provider's proposal and/or invoice, one of the following statements must be included:

       "The following, services which are part of this proposal for invoice/ are not authorized under the Apple Education Service & Support Program:
        (list of unauthorized services)."

                or

       "The services which are authorized under the Apple Education Service &
        Support Program are the following: (list of Authorized Services)"

Non-compliance with the foregoing shall give Apple the right to immediately terminate this Agreement.

G. Provider agrees that it shall not, in any capacity; solicit the sale of, sell, distribute, market, demonstrate or otherwise promote to an K-12 Institutional Customers, including Provider's Authorized Customers, any CPU or PDA, other than those manufactured by Apple and appearing on the Apple Education Price List, unless first expressly authorized to do so by Apple, in writing.

H. Provider will maintain adequate facilities to meet the service needs of K-12 Institutional Customers, so that the facilities reflect favorably on the products, good name, goodwill and reputation of Apple.

I. Provider will submit, on an annual basis or more frequently if requested by Apple, a K-12 Service and Support Business Plan, in the format requested by Apple.

J. Provider will at all times meet the highest standards of quality when delivering services authorized under this Agreement.

4. INSPECTIONS, RECORDS, AND REPORTING

A. Apple shall have the right to inspect any location(s) from which Provider provides Authorized Services, and its operation at any time during regular business hours to verify Provider's compliance with the terms and conditions of this Agreement and Apple's programs. Upon Apple's request, Provider shall promptly make and provide copies of any and all requested records and documents.

B. Provider shall maintain for at least FIVE(5) YEARS its records, contracts, and accounts relating to the provision of Authorized Services.

C. Provider will submit an annual Service & Support Business Plan, in a format requested by Apple, at least every twelve months, for the duration of this Agreement, Provider agrees that the first Service & Support Business Plan must be accepted by Apple in writing before Provider may promote itself as an Apple Education Service & Support Provider.

D. Provider will maintain complete Setup and Upgrade records, including but not limited to Setup and Upgrade information provided by Apple and information on the status of the service (e.g. complete or pending) in a format requested by Apple.

E. From time to time Provider must undertake customer satisfaction surveys as requested by Apple. Provider will submit these surveys and/or the compiled results to Apple as requested. Provider is responsible for maintaining a minimum average rating established by Apple, and will notify Apple if that average rating is not maintained for two consecutive months.

F. Provider shall notify Apple in writing no less than TEN(10) DAYS prior to any material change in the management or control of Provider, any new affiliation or association, or transfer of any substantial part of Provider's business.

G. Provider will promptly notify Apple in writing of any suspected Product defect or safety problem.

H. Provider shall provide annual financial statements for its most recent fiscal year as well as trade credit and bank references in a format specified by Apple. Upon Apple's request, Provider shall provide Apple with audited financial statements. Provider acknowledges that is furnishing or its failure to furnish such financial information may result in a modification of the credit terms, if any, offered Provider by Apple and/or termination of this Agreement.

5. PAYMENT

Provider will compensated by Apple for Setup and/or Upgrades to Authorized Customer(s) according to the then-current rates established by Apple.
Apple may change the compensation rates from time to time. The current compensation rate will be set forth in the Apple Education Service & Support Program Manuals. Changes to the compensation schedule will be communicated by Apple to AESSP via U.S. mail, overnight delivery service, or electronic mail.


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For the Provider to be eligible for compensation, the K-12 Institutional
Customer must be the Provider's Authorized Customer. After the work has been successfully completed by Provider, Provider will invoice Apple for all compensation claimed.

6.  APPLE PROPRIETARY RIGHTS

A.  TRADEMARKS, SERVICE MARKS AND TRADENAMES
(1) During the term of this Agreement, Provider is authorized and permitted by Apple to display the registered trademarks "Apple" and the Apple logo, the other trademarks, service marks and names belonging or licensed to Apple ("Apple Marks"), and the designation "Apple Education Service and Support Provider" solely in connection with Provider's promotion of, or Provider's support and service capabilities as authorized under this Agreement, Provider's display of such Apple Marks shall be in accordance with Apple's written policies in effect from time to time. Provider will not remove any Apple Marks from any Apple Products nor shall Provider add any marks to such products. (2) Apple retains all rights not expressly conveyed to Provider by this Agreement. Provider recognizes the great value of the publicity and goodwill associated with the Apple Marks and acknowledges that such goodwill exclusively accrues to the benefit of and belongs to Apple. Provider shall not use or license others to use the Apple Marks on or in connection with any goods or service (including but not limited to promotional and merchandising items such as key chains, mugs, and T-shirts) other than the Apple Products, except in accordance with Apple's written merchandising programs and policies.

7.  INSURANCE AND INDEMNITIES

A. While this Agreement is in effect, Provider shall keep in force and effect a sufficient general liability-insurance policy, including premises liability, products, and completed operations, with limits of coverage not less than $1,000,00 bodily or personal injury and $1,000,000 property damage, or $1,000,000 combined single limit.

B. Apple agrees to defend any proceeding or action brought by a third party against Provider to the extent based on a claim that a defective Apple product directly caused death or personal injury (provided the product at issue has not been altered, modified or otherwise changed by Provider). Apple agrees to indemnify Provider for damages awarded to third parties solely as a result of such claims. Apple's obligation to so defend and indemnify Provider is contingent on Provider's compliance with Section D below.

C. Provider agrees to defend any proceeding or action brought by a third party against Apple to the extent based on a claim arising from the acts or omissions of Provider, its employees or agents in conduct associated with this Agreement, except acts or omissions expressly required by Apple's written programs and policies. Provider agrees to indemnify Apple for any losses, damages, liabilities, costs and reasonable expenses arising from such acts or omissions. Provider's obligation to so defend and indemnify Apple is contingent on Apple's compliance with Section D below.

D. Each party shall promptly notify the other party of any claim, demand, proceeding or suit of which the other party becomes aware which may give rise to a right of defense or indemnification pursuant to this section ("Claim"). Notice of any Claim which is a legal proceeding, by suit or otherwise, must be provided to the indemnifying party within THIRTY (30) days of first learning of such proceeding. Notice shall include an offer to tender the defense of the Claim to the indemnifying party. The indemnifying party, if it accepts such tender, shall be entitled to take over sole control of the defense of the Claim. That control shall include the right to take any and all actions necessary to completely and finally resolve the Claim by settlement or compromise (in which case the indemnifying party shall be responsible for the cost of settlement/compromise related to the Claim). Upon acceptance of tender, the indemnified party shall cooperate with the indemnifying party with respect to such defense and settlement. In the event a Claim is settled, both parties agree not to publicize the settlement and will make every effort to ensure the settlement agreement contains a non-disclosure provision.

8.  CONFIDENTIALITY

Any information disclosed to Provider by Apple relating to Apple's present or future developments, including but not limited to product design and repair, future product information, service activities, terms and conditions of this Agreement (including any documents incorporated by reference), pricing, and all other amendments and addenda between Provider and Apple (expect such information as is previously known to Provider without an obligation of confidentiality or is publicly disclosed by Apple either prior or subsequent to Provider's receipt of such information from Apple), shall be characterized as confidential information. Provider shall hold such confidential information in trust and confidence for Apple and shall not use it except in futherance of the relationship set forth in this Agreement, nor publish, disclose, or disseminate it for a period of FIVE (5) YEARS after receipt thereof by Provider, except as may be authorized by Apple in writing. Provider shall have no right to prepare any derivative works of such confidential information.

9.  LIMITATION OF LIABILITY

IN NO EVENT SHALL APPLE BE LIABLE FOR INCIDENTAL, CONSEQUENTIAL, INDIRECT, OR SPECIAL DAMAGES OF ANY NATURE. INCLUDING, WITHOUT LIMITATION, LOST BUSINESS PROFITS. DIRECT DAMAGES SHALL BY LIMITED TO AN AMOUNT NOT TO EXCEED $100,000 PER INCIDENT.

10. LIMITATION OF REMEDIES

THE REMEDIES SET FORTH IN THIS AGREEMENT SHALL BE PROVIDER'S SOLE AND EXCLUSIVE REMEDIES FOR ANY BREACH OF THIS AGREEMENT BY APPLE.

11. TERM AND TERMINATION

A.  TERM
Unless terminated as provided herein, this Agreement shall be effective from its date until its expiration on September 30, 1997. Provider and Apple agree that in no event shall either party be obligated to renew or extend this Agreement.

B.  TERMINATION WITH THIRTY (30) DAYS NOTICE
Either party may terminate this Agreement at will, at any time, with or without cause, by written notice to the other party not less than THIRTY (30) DAYS before the effective date of such notice.

C.  IMMEDIATE TERMINATION
To the extent permitted by applicable law, Apple may terminate this Agreement effective immediately and without notice in the event that.
(1) Provider fails to perform any obligation, duty, or responsibility imposed under this Agreement and such failure or default remains umremdedied FIFTEEN
(15) DAYS after written notice thereof;
(2) Provider commits a felony, engages in an unlawful business practice, or conducts business in any manner prohibited by Sections 1, 2, or 3;
(3) there should be any material change or transfer in the management or control of Provider, Provider's business operations, or any new affiliation or transfer of any substantial part of its business;
(4) any conduct or proposed conduct of Provider exposes or threatens to expose Apple to any liability of obligation, including any federal, state or local law;
(5) Provider fails to maintain sufficient net worth and working capital to perform its obligations; has a receiver or similar party appointed for its property; becomes insolvent or makes an assignment for the benefit of creditors; or ceases to perform the services authorized under this Agreement;
(6) Provider fails to comply with Section 3E of this Agreement; or
(7) Provider's AASP Agreement terminates for any reason.

D.  EFFECT OF NOTICE OF TERMINATION
In the event that notice of termination of this Agreement is given for any reason;

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(1) Provider shall not enter into any commitments for services as an Apple
Education Service & Support Provider that will not be completed prior to the termination date.

(2) Provider will make every effort to perform all outstanding Setup(s), Upgrade(s), and other Authorized Service(s) prior to the termination date.

(3) Provider will immediately provide to Apple a complete copy of Provider's Setup and Upgrade service records.

(4) Provider will promptly notify all K-12 Institutional Customer(s) with whom if has outstanding agreement(s) to provide Authorized Services and which services will not be completed prior to the termination date of this Agreement, that Provider will cease being an Apple Education Service and Support Provider, and the effective date. This notice must be given by Provider prior to the termination of the Agreement.

E. EFFECT OF TERMINATION

Upon expiration or termination of this Agreement:

(1) Provider shall immediately cease use of the Apple Marks provided by Section 6 herein, and otherwise discontinue representing to the public and trade that it is an Apple Education Service and Support Provider.

(2) Provider shall promptly return to Apple all property of Apple in its possession, including but not limited to loaned equipment and all Apple confidential information.

(3) Provider will immediately provide to Apple a complete copy of Provider's Setup and Upgrade service records.

(4) Provider will promptly notify all K-12 Institutional Customer(s) with whom it has outstanding agreement(s) to provide Authorized Services and which services will not be completed prior to the termination date of this Agreement, that Provider will cease being an Apple Education Service and Support Provider, and the effective date. This notice must be given by Provider prior to the termination of the Agreement.

F. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR DAMAGES OF ANY KIND, INCLUDING INCIDENTAL, CONSEQUENTIAL, OR SPECIAL DAMAGES, ON ACCOUNT OF EXPIRATION OR TERMINATION OF THIS AGREEMENT IN ACCORDANCE WITH ITS TERMS.

G. To the extent permitted by applicable law, and in consideration of its entering into this Agreement, Provider hereby waives and relinquishes any right or claims under franchise, dealership, or other statutes, or at common law, that would or might arise out of a termination of this Agreement by Apple or refusal by Apple to renew or extend the term of this Agreement.

H. Provider's obligations under Sections 4, 6, 8, 9, 10 and 11 and their subsections shall survive expiration or termination of this Agreement. Apple and Provider's obligations under Sections 7 and 12 and their subsections shall survive expiration or termination of this Agreement.

12. GENERAL TERMS

A. GOVERNING LAW

This Agreement and the corresponding relationships of the parties shall be governed by and construed in accordance with the laws of the State of California without giving effect to its conflict of law provisions.

H. DISPUTES

(1) Any dispute, resolution, or proceeding with respect to this Agreement shall take place solely in the County of Santa Clara, State of California. Provider expressly agrees that venue within this district is proper and voluntarily submits to the jurisdiction of the courts within same.

(2) Any action arising from or related to this Agreement must be brought within ONE (1) YEAR from the date such action could have first been brought. The parties expressly agree to this provision notwithstanding any longer period which may be provided by statute and any such period is expressly waived.

C. NOTICE

Notices and demands of any kind that Provider may be required or desire to serve upon Apple pursuant to this Agreement shall be served by United States mail, postage prepaid, or overnight courier, to Apple at

        Apple Computer, Inc.
        Bids & Contracts Management
        900 E. Hamilton Avenue, M/S 73-CM
        Campbell, CA 95008

Notices and demands of any kind that Apple may be required or desire to serve upon Provider pursuant this Agreement shall be served by personal service, United States mail postage prepaid, or overnight carrier at Provider's address set forth in this Agreement, or by electronic mail at Provider's AppleLink(C) electronic mail address or subsequent electronic address, if any.

With written notice to the other, Apple and Provider may designate in writing different addresses. All notices or demands by United States mail shall be deemed given and complete upon mailing.

D. SEVERABILITY

(1) In the event that any provision of this Agreement shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining portions of this Agreement shall remain in full force and effect and be construed so as to best effectuate the intention of the parties upon execution.

(2) The paragraph headings contained herein are for reference only and shall not be considered as substantive parts of this Agreement. Use of the singular or plural form shall include the other.

E. WAIVER

The waiver of any one default shall not waive subsequent defaults of the same or different kind.

F. SUCCESSORS IN INTEREST

The provisions of this Agreement shall be binding upon and inure to the benefit of the parties, their successors, and permitted assigns.

13. ENTIRE AGREEMENT

This document and all documents referred to or incorporated herein by reference contain all the agreements, warranties, understandings, conditions, covenants, and representations made between Provider and Apple. Neither Apple nor Provider shall be liable for any agreements, warranties, understandings, conditions, covenants, or representations that are not expressly set forth in this Agreement. Any different or additional terms and conditions in any purchase order, invoice or other such document are hereby expressly rejected by Apple and shall have no force or effect.

This Agreement may only be modified in writing by an instrument signed by an authorized representative of each party. Apple may unilaterally modify the Service Programs Manual and/or the Apple Education Service & Support Program Manual effective on the date designated by Apple. Provider shall have a reasonable period of time to implement changes requiring Provider to materially alter its activities provided such period does not exceed THIRTY (30) DAYS from the stated effective date

The duly authorized representatives of the parties execute this Agreement as of the dates set forth below:

                   PROVIDER

SIGNATURE: /s/ Stephen Morse
          -------------------------------------
PRINT NAME: Stephen Morse
           ------------------------------------
TITLE: V.P. - K-12 Education Dir.
      -----------------------------------------
DATE: 8/25/96
     ------------------------------------------


              APPLE COMPUTER, INC.


SIGNATURE:
          -------------------------------------
PRINT NAME:
           ------------------------------------
TITLE:
      -----------------------------------------
DEPT.:  Bids and Contracts Management
      -----------------------------------------
EFFECTIVE DATE:
               --------------------------------


  1996 Apple Computer, Inc.  All rights reserved.  Apple, the Apple logo and
         AppleLink are registered trademarks of Apple Computer, Inc.